Exhibit 99.1
MAJESCO ENTERTAINMENT COMPANY ANNOUNCES FOURTH QUARTER
AND YEAR-END FISCAL 2008 FINANCIAL RESULTS
- Exceeds Revenue Guidance and Achieves Profitability in Fiscal 2008 -
- Fiscal 2008 Net Revenues Increased More Than 25% to $63.9M -
- Fiscal 2008 Net Income of $2.1M or $0.08 per share versus Fiscal 2007 Net Loss of $4.8M or $0.20 per share -
EDISON, N.J. — January 13, 2009 — Majesco Entertainment Company (NASDAQ: COOL), an innovative provider of video games for the mass market, today reported financial results for the fourth quarter and full-year ended October 31, 2008.
For the fourth quarter ended October 31, 2008, Majesco’s net revenues increased 51.2 percent to $18.0 million versus the same period a year ago. During this same period, the Company reported an operating loss of $0.9 million compared to an operating loss of $1.5 million in the fourth quarter of 2007. Net loss for the quarter was $0.9 million versus a net loss of $1.0 million in 2007. The Company’s basic and diluted loss per share for this quarter was $0.03 compared to a loss of $0.04 in the same period last year.
Results for the fourth quarter of 2008 include $0.4 million of non-cash compensation and a gain of $0.3 million related to a change in the fair value of warrants. Results for the fourth quarter of 2007 include $0.5 million in non-cash compensation; $0.6 million for a gain in the fair value of warrants; and a $0.3 million charge related to settlement of litigation. Non-GAAP Operating loss for the fourth quarter of 2008 was $0.5 million and $0.7 million for 2007. Non-GAAP Net loss was $0.7 million for the fourth quarter of 2008, and $0.8 million for the same period in 2007.
For the twelve months ended October 31, 2008, the Company’s net revenues increased 25.3 percent to $63.9 million versus the year ago period. During this same period, the Company reported operating income of $1.5 million compared to an operating loss of $3.8 million in 2007. Net income through the twelve months of fiscal 2008 was $2.1 million versus a net loss of $4.8 million in 2007. The Company’s basic and diluted earnings per share for the twelve months of fiscal 2008 were $0.08 compared to a loss of $0.20 in 2007.
Results for the 12 months ended October 31, 2008 include: $1.6 million in non-cash compensation; a gain of $0.3 million related to settlement of litigation and a $1.3 million gain for the change in fair value of warrants. For the same period in 2007, results included $1.5 million in non-cash compensation; $2.8 million in charges related to settlement of litigation; a $0.6 million gain related to the change in fair value of warrants; and a $0.3 million gain on settlement of liabilities. Non-GAAP Operating income for the fiscal 2008 year was $2.8 million and $0.2 million for 2007. Non-GAAP Net income was $2.1 million for fiscal 2008 versus a $1.3 million loss in fiscal 2007. The Company’s non-GAAP basic and diluted earnings per share for the twelve months of fiscal 2008 were $0.08 compared to a loss of $0.06 in 2007.
Jesse Sutton, Chief Executive Officer of Majesco Entertainment, said, “Our strong financial performance in 2008 reflects the successful execution of our plan and confirms we’re on the right path. For the year we exceeded our updated guidance on revenue, and achieved profitability. Revenue for the full year increased over 25 percent to $63.9 million. Our combined Wii and DS business, which is at the heart of our strategy, was up 86 percent for the quarter, and 64 percent for the year when compared to 2007. As we grow our business, we are increasingly converting our revenue growth into bottom-line returns allowing us to achieve profitability ahead of schedule. For the full year, operating income was $1.5 million and net income was $2.1 million. Our non-GAAP results showed a $2.5 million improvement in operating income to $2.8 million, and our non-GAAP net income improved to $2.1 million from a $1.3 million loss last year. Our progress in driving profitability reflects our operating discipline, improved product selection, and focused effort towards bringing reasonably priced product to mass market consumers.”
“We expect to further build on our success in 2009. We believe we are well positioned to benefit from consumer trends given our focus on the fastest growing segment of the gaming industry. We have a proven and disciplined business model and a management team that is committed to growing the company in a profitable manner.”
Financial Highlights
•	Fourth quarter 2008, domestic revenue increased 55 percent and international revenue increased 40 percent.

•	For the twelve months of fiscal 2008:

o	Revenue increased 25.3% to $63.9 million.

o	Gross profit margin increased to 36.1 percent from 33.9 percent in fiscal 2007.

o	Non-GAAP operating income reached $2.8 million.

o	The Company’s interest and financing costs fell to $0.6 million from $1.6 million in the same period one-year ago.

o	Non-GAAP net income was $2.1 million.

o	Non-GAAP basic and diluted EPS increased to $0.08 from a loss of $0.06 last year.
Generally Accepted Accounting Principles (GAAP) and Non-GAAP Metrics
To facilitate a comparison between the three and twelve months ended October 31, 2008 and 2007, the Company has presented both GAAP and Non-GAAP financial results. GAAP financial measures, including operating income, net income, and basic and diluted earnings/loss per share, have been adjusted to report Non-GAAP financial measures which exclude expenses related to non-cash compensation, gains due to changes in the value of our common stock to be issued in settlement of the class action litigation and related charges, net, gains related to the settlements of liabilities and other gains, and the change in the fair value of warrants issued in connection with our September 2007 equity financing. These Non-GAAP measures are provided to enhance investors’ overall understanding of the Company’s current financial performance and the Company’s prospects for the future. These measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results.
During the fiscal year ended October 31, 2007, the Company recorded a $2.8 million charge in connection with the expected settlement of class action litigation. The charge was comprised of $2.5 million, which represented the fair value, on the date the agreement was executed, of the common stock expected to be distributed when the settlement becomes effective and $0.3 million which represented the increase in the value of the shares since that date through October 31, 2007.
The Company will adjust the fair value of the liability to the fair value of the common stock expected to be distributed at each balance sheet date and record the resulting change as a non-cash charge, or gain, to earnings in each period until the common stock is distributed. Due to fluctuations in the Company’s stock price, this resulted in a non-cash gain of $0.3 million during the twelve months ended October 31, 2008. The settlement provides that if the fair value of the stock falls below $2.5 million, the Company will issue additional shares of common stock, subject to certain limitations, with a fair market value equal to the amount of the decrease. Therefore, the liability will not be adjusted below $2.5 million.

During the fourth quarter of 2007, the Company raised $5.9 million in an equity financing. As part of that transaction, the Company issued warrants that contain a provision that under certain circumstances in which the Company is sold, merged, or otherwise enters into a “fundamental transaction”, as defined in the warrant agreement, with a company that is not publicly traded, the warrants may be settled by a cash payment. As a result, the warrants were recorded as a liability at their fair value of $2.1 million, in accordance with FASB statement No. 150, Accounting For Certain Financial Instruments with Characteristics of Both Liabilities and Equity, and FASB Staff position 150-1 Issuers Accounting for Freestanding Financial Instruments Composed of More Than One Option or Forward Contract Embodying Obligations under FASB Statement 150. In addition, the Company will measure the fair value of the warrants at each balance sheet date, and record the change in fair value as a non-cash charge, or gain, to earnings each period. Changes in the Company’s stock price resulted in a non-cash gain of $0.3 million during the quarter ended October 31, 2008 and $1.3 million during the twelve months ended October 31, 2008. The warrants were valued at $0.2 million at October 31, 2008.
Comparison of Three Months Ended October 31, 2008 to October 31, 2007
— Net revenue was $18.0 million in 2008, compared to $11.9 million in 2007. The increase was due primarily to strong sales of the Cooking Mama franchise, Jillian Michaels’ Fitness Ultimatum and a strong value program.
— In the fourth quarter of 2008, 83 percent of revenue came from domestic sales with 17 percent from international. This compares to the fourth quarter of 2007 when 81 percent of revenue came from domestic sales with 19 percent from international.
— Gross margin was 27.8 percent, compared to 30.9 percent in 2007. Gross margin for the period was impacted by holiday value programs that, while profitable, were at a lower margin.
— The GAAP operating loss was $0.9 million, compared to a 2007 operating loss of $1.5 million. Non-GAAP 2008 operating loss was $0.5 million, compared to a non-GAAP operating loss of $0.7 million in 2007.
— The GAAP operating loss for 2008 included $0.4 million of non-cash compensation expense, compared to $0.5 million in 2007. The 2008 loss also included the impact of a $0.3 million expense in association with one of our customer’s filing for bankruptcy.
— The GAAP net loss was $0.9 million or $0.03 per share, compared to 2007 net loss of $1.0 million, or $0.04 per share. Non-GAAP net loss was $0.7 million, or $0.03 per share, compared to a non-GAAP net loss of $0.8 million, or $0.03 per share.
Comparison of Year Ended October 31, 2008 to October 31, 2007
— Net revenue was $63.9 million, exceeding the Company’s guidance. This compares to $51.0 million in 2007. The increase was primarily attributable to a 33 percent increase in domestic revenue; sales across our Cooking Mama franchise, the performance of Jillian

Michaels’ Fitness Ultimatum, as well as a number of other titles including Wild Earth and Wonder World.
— In the twelve months of fiscal 2008, 90.7 percent of revenue came from domestic sales with 9.3 percent from International. This compares to 85.5 percent domestic and 14.5 percent international in the same period last year. The decline in international was the result of unfavorable foreign exchange and a delay in a number of releases.
— Gross margin was 36.1 percent, compared to 33.9 percent in 2007.
— Including the aforementioned litigation charges, the GAAP operating income was $1.5 million. This compares to 2007 GAAP operating loss of $3.8 million. Non-GAAP 2008 operating income was $2.8 million, compared to a non-GAAP operating income of $0.2 million in 2007.
— GAAP net income was $2.1 million, or $0.08 per share, compared to a GAAP net loss of $4.8 million, or $0.20 per share in 2007. Non-GAAP net income was $ 2.1 million, or $0.08 per share, compared to a non-GAAP net loss of $1.3 million, or $0.06 per share in 2007.
— Interest expense and financing costs decreased 58 percent in 2008 to $0.6 million from $1.6 million in 2007. The reduction was attributable to the Company’s ability to self- finance most of its purchasing requirements following a financing of $5.9 million in September 2007, lower factoring fees and improved cash management.
— At October 31, 2008, the company had cash and equivalents of $5.5 million.
Announced Product Line-up
First Quarter 2009 ending January 31, 2009:
All of the following titles have, or are expected to be released in North America during the Company’s first quarter:
— Cooking Mama: World Kitchen for Wii is the sequel to the best-selling Cooking Mama Cook Off game that has sold 700,000 units and challenges players to use the Wii Remote as the ultimate cooking utensil.
— Left Brain Right Brain 2 for DS is the follow up to the original hit that features all-new challenges to train both hemispheres of the brain and help players become truly ambidextrous.
— Cake Mania: In the Mix! for Wii marks the first introduction of Sandlot Games’ best-selling PC title on the Wii system. The game integrates motion-based control with the series’ signature cake-baking, multi-tasking gameplay style.
— Wonder World Amusement Park for DS is the first game from Majesco Studios Santa Monica. This companion game to the Wii version lets players experience a complete day at the park in the palm of their hands. Using the Touch Screen, players can toss, drive, shoot, whack and spin in more than two dozen mini-games throughout six themed zones.
— Orchard for online and retail PC is a simulation that challenges players to manage all facets of a retail business, including planting and harvesting crops, developing new recipes, buying ingredients and hiring a workforce.

Fiscal 2009
To date, the Company has announced the following titles that are expected for release during the rest of fiscal 2009:
— Gardening Mama for DS stars Mama from the multi-million selling Cooking Mama franchise and is the first gardening game available on DS. Gardening Mama transforms the stylus into a universal gardening tool that players will use to plant, nurture and harvest flowers, fruits and vegetables.
— Math Blaster in the Prime Adventure for DS is inspired by the original hit PC game from Knowledge Adventure that makes learning fun by combining a variety of adventure-based learning games with challenging mathematic puzzles and the unique capabilities of Nintendo DS.
— Marker Man Adventures for DS is a unique game based on drawing and physics challenges as players maneuver the charming stick figure, Marker Man, through a myriad of scrolling world puzzles in his attempt to find his best friend, Doodle Dog.
— Our House Party! for Wii turns the Wii Remote into the ultimate home renovating tool that lets players compete party style to build their own personalized trophy home that they can then share with friends via WiiConnect24.
— Our House for DS is the second game from Majesco Studios Santa Monica. This companion game to the Wii version lets players work as contractors and then use their work-for-hire earnings to design, build and decorate their own personalized home.
— Rollin’ Rascals for DS is an addictive puzzler that challenges players to roll adorable round pets around obstacles and into identical twos to clear them from the game board.
— Major Minor’s Majestic March for Wii marks the return of the creative team behind the renowned PaRappa the Rapper franchise—legendary game designer and multimedia musician Masaya Matsuura and famed New York artist Rodney Alan Greenblat. The game turns the Wii Remote into a “special” baton the bandleader Major Minor uses to keep tempo, recruit new band members and pick up valuable items, while marching through whimsical locations.
— Hot ‘n’ Cold for DS is the first fully 3D hunt and find adventure game for the handheld. Players use the innovative Hot ‘n’ Cold meter as a guide to discovery of hundreds of missing objects.
— Escape the Museum for Wii is based on the popular online hidden object game that challenges players to rescue museum artifacts and find their missing daughter in a museum devastated by an earthquake.
— Drama Queens for DS tasks players with juggling their love life, career and friendships as they compete in a popularity contest set within a virtual 3D board game.
— Powerbike for DS is an intense motorcycle racer that features death-defying stunts, intense police chases and competitive multiplayer modes.

Fiscal 2009 Outlook
The Company expects fiscal 2009 full year net revenue to be in excess of $70.0 million and that it will be profitable on an operating basis. The Company believes that its mix of international revenues for fiscal 2009 will increase slightly from the previous year and that its gross margins will be in line with fiscal 2008. The Company’s guidance assumes the release of approximately 31 titles in 2009 with approximately 15 Wii and 16 DS titles. The Company’s results are also impacted by seasonality from the December holiday period and variability based on release schedules, as well as fluctuations of foreign exchange rates.
Conference Call
At 4:30 PM ET today, management will host an earnings conference call. To access the call in the U.S., please dial 1-877-317-6701 and international callers please dial 1-412-317-6701. The access code for the call is 4881586. Please dial in approximately 10 minutes prior to the start of the conference call. The conference call will also be broadcast live over the Internet and available for replay for 90 days from the “Investor Info” section of the Company’s Web site at http://www.majescoentertainment.com. In addition, a replay of the call will be available via telephone for seven days beginning approximately two hours after the call. To listen to the telephone replay in the U.S., please dial 1-877-344-7529 and for international callers, dial 1-412-317-0088. Enter access code 4881586.
About Majesco Entertainment Company
Majesco Entertainment Company is a provider of video games for the mass market. Building on 20 years of operating history, Majesco is focused on developing and publishing a wide range of casual and family oriented video games on leading console and portable systems. Product highlights include Cooking Mama(TM) and Cake Mania®2 for Nintendo DS(TM), and Cooking Mama World Kitchen and Jillian Michaels’ Fitness Ultimatum 2009 for Wii(TM). Majesco’s shares are traded on the Nasdaq Stock Market under the symbol: COOL. Majesco is headquartered in Edison, NJ and has an international office in Bristol, UK. More information about Majesco can be found online at www.majescoentertainment.com.
Use of Non-GAAP Financial Information
To supplement the Company’s unaudited condensed consolidated financial statements presented in accordance with GAAP, the Company uses certain Non-GAAP measures of financial performance. The presentation of these Non-GAAP financial measures is not intended to be considered in isolation from, as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP, and may be different from Non-GAAP financial measures used by other companies. In addition, these Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the Company’s results of operations as determined in accordance with GAAP. The Non-GAAP financial measures used by the Company include Non-GAAP operating income (loss), Non-GAAP net income (loss), and Non-GAAP basic and diluted earnings (loss) per share. These Non-GAAP financial measures exclude the following items from the Company’s unaudited condensed consolidated statements of operations:
➢	Expenses related to non-cash compensation

➢	Gains on settlement of liabilities and other gains

➢	Settlement charges related to the settlement of class action litigation

➢	Change in fair value of warrants
For more information on these Non-GAAP financial measures, please see the tables in this release captioned “Reconciliation of GAAP and Non-GAAP Financial Measures” which includes a reconciliation of the Non-GAAP to the GAAP results.
Safe Harbor
Some statements set forth in this release, including the estimates under the headings “Outlook” contain forward-looking statements that are subject to change. Statements including words such as “anticipate”, “believe”, “estimate” or “expect” and statements in the future tense are forward-looking statements. These forward-looking statements are subject to risks and uncertainties that could cause actual events or actual future results to differ materially from the expectations set forth in the forward-looking statements. Some of the factors which could cause our results to differ materially from our expectations include the following: consumer demand for our products, the availability of an adequate supply of, current-generation and next-generation gaming hardware, including but not limited to Nintendo’s DS and Wii(TM) platforms; our ability to predict consumer preferences among competing hardware platforms; consumer spending trends; the seasonal and cyclical nature of the interactive game segment; timely development and release of our products; competition in the interactive entertainment industry; developments in the law regarding protection of our products; our ability to secure licenses to valuable entertainment properties on favorable terms; our ability to manage expenses; our ability to attract and retain key personnel; adoption of new accounting regulations and standards; adverse changes in the securities markets; our ability to comply with continued listing requirements of the Nasdaq stock exchange; the availability of and costs associated with sources of liquidity; final resolution of the class action and other litigation on terms acceptable to the Company, and other factors described in our filings with the SEC, including our Annual Report on Form 10-K for the year ended October 31, 2007. We do not undertake, and specifically disclaim any obligation, to release publicly the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

# # #

For more information, please contact:

John Gross	Mike Smargiassi/Denise Roche
Chief Financial Officer	Brainerd Communicators, Inc.
Majesco Entertainment Company	212-986-6667
732-225-8910

MAJESCO ENTERTAINMENT 2008-2009 RELEASE SCHEDULE*
2008 GAMES

Quarter 1	Quarter 2	Quarter 3	Quarter 4
Furu Furu Park Wii, $19.99	Wild Earth: African Safari Wii, $29.99	Cake Mania 2 DS, $19.99	Babysitting Mania DS, $19.99

Left Brain Right Brain DS, $19.99	Eco-Creatures: Save the Forest DS, $29.99	Blast Works: Build, Trade, Destroy Wii, $39.99	Spy Fox in Dry Cereal Wii, $19.99

Mega Brain Boost DS, $19.99	Nanostray 2 DS, $29.99	Nancy Drew: Mystery of the Clue Bender Society DS, $19.99	Freddi Fish: Kelp Seed Mystery Wii, $19.99

Cooking Mama 2: Dinner with Friends DS, $29.99	Blokus Portable: Steambot Championship PSP, $19.99	Wonder World Amusement Park Wii, $39.99	Air Traffic Chaos DS, $19.99

	Pet Pals: Animal Doctor DS, $19.99		Pajama Sam in Don’t Fear the Dark Wii, $19.99

	Toy Shop DS, $19.99		Zoo Hospital Wii, $29.99

Away Shuffle Dungeon DS, $29.99

Jillian Michaels’ Fitness Ultimatum 2009 Wii, $39.99
2009 GAMES

Quarter 1	Quarter 2	Quarter 3
Cooking Mama World Kitchen Wii, $49.99	Rollin’ Rascals DS, $19.99	Our House: Party! Wii, Price TBA

Bananagrams Facebook, Free	Math Blaster in the Prime Adventure DS, $19.99	Our House DS, Price TBA

FusionFall: Cartoon Network Universe PC, $19.99	Gardening Mama DS, Price TBA	Powerbike DS, $19.99

Left Brain Right Brain 2 DS, $19.99	Major Minor’s Majestic March Wii, Price TBA	Hot -n- Cold DS, $19.99

Wonder World Amusement Park DS, $19.99	Escape the Museum Wii, $19.99

Cake Mania: In the Mix! Wii, $29.99	Drama Queens DS, $19.99

Marker Man Adventures DS, $19.99

Orchard PC, Price TBA

*	Includes all released and announced titles to date. Prices subject to change for unreleased titles.

MAJESCO ENTERTAINMENT COMPANY
UNAUDITED SUPPLEMENTARY PRODUCT DATA
Net Revenue by Platform — Yearly

	FY08	FY07	FY06
	Actual	Actual	Actual

CONSOLE:
Wii	34.0%	19.6%	0.0%
PS2	1.0%	6.8%	18.7%
Xbox	0.2%	3.3%	15.7%

	35.2%	29.7%	34.4%

HANDHELD:
DS	61.7%	53.7%	24.4%
GBA	0.1%	5.6%	28.0%
PSP	1.1%	3.0%	3.4%

	62.9%	62.3%	55.8%

OTHER	1.9%	8.0%	9.8%

TOTAL	100.0%	100.0%	100.0%

MAJESCO ENTERTAINMENT’S NET SALES BY PLATFORM

	Three Months Ended		Three Months Ended
	October 31, 2008		October 31, 2007
	Net Sales	%	Net Sales	%
CONSOLE:
Wii	$9,284	51.6%	$1,214	10.2%
PS2	18	0.1%	416	3.5%
Xbox/360	—	0.0%	1,071	9.0%

	9,302	51.7%	2,701	22.7%

HANDHELD:
DS	8,365	46.5%	8,257	69.4%
GBA	—	0.0%	595	5.0%
PSP	325	1.8%	250	2.1%

	8,690	48.3%	9,102	76.5%

OTHER	—	0.0%	95	0.8%

TOTAL	$17,992	100.0%	$11,898	100.0%

Wii / DS	$17,649	98.1%	$9,471	79.6%

	Twelve Months Ended		Twelve Months Ended
	October 31, 2008		October 31, 2007
	Net Sales	%	Net Sales	%
CONSOLE:
Wii	$21,746	34.0%	$10,005	19.6%
PS2	640	1.0%	3,481	6.8%
Xbox/360	128	0.2%	1,651	3.3%

	22,514	35.2%	15,137	29.7%

HANDHELD:
DS	39,390	61.7%	27,387	53.7%
GBA	64	0.1%	2,854	5.6%
PSP	704	1.1%	1,529	3.0%

	40,158	62.9%	31,770	62.3%

OTHER	1,215	1.9%	4,060	8.0%

TOTAL	$63,887	100.0%	$50,967	100.0%

Wii / DS	$61,136	95.7%	$37,392	73.3%

MAJESCO ENTERTAINMENT COMPANY AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share amounts)

	Year Ended		Three Months Ended
	October 31,		October 31,
	2008	2007	2008	2007
Net revenues	$63,887	$50,967	$17,992	$11,898

Cost of sales
Product costs	28,881	25,936	9,335	6,124
Software development costs and license fees	11,917	7,746	3,663	2,061

	40,798	33,682	12,998	8,185

Gross profit	23,089	17,285	4,994	3,713
Operating costs and expenses
Product research and development	3,306	2,311	885	624
Selling and marketing	8,628	7,421	2,144	1,748
General and administrative	9,549	8,376	2,684	2,304
Depreciation and amortization	300	296	78	76
Gain (loss) on settlements	—	(266)	—	17
Settlement of litigation and related charges, net	(322)	2,822	—	322
Loss on impairment of software development costs	101	154	101	119

	21,562	21,114	5,892	5,210

Operating income (loss)	1,527	(3,829)	(898)	(1,497)
Other expenses (income)
Interest and financing costs, net	649	1,552	232	75
Change in fair value of warrants	(1,250)	(611)	(293)	(611)

Income (loss) before income taxes	2,128	(4,770)	(837)	(961)
Income taxes	26	—	26	—

Net income (loss)	$2,102	$(4,770)	$(863)	$(961)

Net income (loss) per share:
Basic and diluted	$0.08	$(0.20)	$(0.03)	$(0.04)

Weighted average shares outstanding:
Basic and diluted	27,547,211	23,891,860	26,893,386	24,439,973

MAJESCO ENTERTAINMENT COMPANY AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
(in thousands, except share amounts)

	October 31,
	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$5,505	$7,277
Accounts and other receivables	3,032	670
Inventory	5,619	3,850
Capitalized software development costs and license fees, current portion	6,812	2,171
Prepaid expenses	1,956	1,128

Total current assets	22,924	15,096
Property and equipment — net	563	568
Capitalized software development costs and license fees, net of current portion	—	549
Other assets	83	100

Total assets	$23,570	$16,313

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$10,697	$7,488
Share based litigation settlement	2,500	2,822
Due to factor	983	1,527
Customer billings due to distribution partner	1,487	—
Inventory financing payables	1,540	—
Advances from customers	265	425

Total current liabilities	17,472	12,262
Warrant liability	211	1,460
Stockholders’ equity:
Common stock — $.001 par value; 250,000,000 shares authorized; 30,127,950 and 28,675,962 issued and outstanding at October 31, 2008 and October 31, 2007 respectively	30	29
Additional paid in capital	101,722	100,201
Accumulated deficit	(95,422)	(97,524)
Accumulated other comprehensive loss	(443)	(115)

Net stockholders’ equity	5,887	2,591

Total liabilities and stockholders’ equity	$23,570	$16,313

MAJESCO ENTERTAINMENT COMPANY AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Year Ended October 31,
	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$2,102	$(4,770)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Change in fair value of warrants	(1,250)	(611)
Depreciation and amortization	315	296
Amortization of capitalized software development costs and prepaid licenses fees	6,122	3,116
Non-cash compensation expense	1,558	1,505
Warrant issued for services	77	—
Write-off of accounts receivable	255	—
Share based litigation settlement	(322)	2,822
Gain on settlements	—	(266)
Loss on impairment of software development costs	101	154
Changes in operating assets and liabilities
Due to/from factor — net	(544)	2,716
Accounts and other receivables	(2,806)	2,433
Inventory	(1,769)	(1,412)
Capitalized software development costs and prepaid license fees	(10,362)	(4,501)
Prepaid expenses	(833)	1,097
Other assets	(17)	(18)
Accounts payable and accrued expenses	3,314	(2,791)
Customer billings due to distribution partner	1,487	—
Advances from customers	(126)	(536)
Net cash used in operating activities	(2,698)	(766)
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	(314)	(163)
Net cash used in investing activities	(314)	(163)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from exercise of stock options	—	49
Treasury stock, to be retired	(72)	—
Inventory financing	1,540	(1,390)
Proceeds from private placement, net of expenses	(40)	5,819
Net cash provided by financing activities	1,428	4,478
Effect of exchange rates on cash and cash equivalents	(188)	(66)
Net (decrease) increase in cash and cash equivalents	(1,772)	3,483
Cash and cash equivalents — beginning of year	7,277	3,794
Cash and cash equivalents — end of year	$5,505	$7,277

SUPPLEMENTAL CASH FLOW INFORMATION
Cash paid during the year for interest	$676	$1,638
SUPPLEMENTAL SCHEDULE OF NON CASH INVESTING AND FINANCING ACTIVITIES
Issuance of common stock in payment of accounts payable	—	$365
Issuance of common stock for assets	—	$11
Warrant liability incurred on private placement	$(1,250)	$2,071

MAJESCO ENTERTAINMENT COMPANY
RECONCILIATION OF GAAP to Non-GAAP FINANCIAL MEASURES
(in thousands, except share amounts)
(Unaudited)

	Three Months Ended		Year Ended
	October 31		October 31
	2008	2007	2008	2007
GAAP operating income (loss)	$(898)	$(1,497)	$1,527	$(3,829)
Settlement of litigation and related charges, net (1)	—	322	(322)	2,822
Non-Cash Compensation (3)	$439	$492	$1,557	$1,505
Gain on settlement of liabilities and other gains	—	—	—	(266)

Non-GAAP operating income (loss)	$(459)	$(683)	$2,762	$232

GAAP net income (loss)	$(863)	$(961)	$2,102	$(4,770)
Settlement of litigation and related charges, net (1)	—	322	(322)	2,822
Change in fair value of warrants (2)	(293)	(611)	(1,250)	(611)
Non-Cash Compensation (3)	$439	$492	$1,557	$1,505
Gain on settlement of liabilities and other gains	—		—	(266)

Non-GAAP net income (loss)	$(717)	$(758)	$2,087	$(1,320)

GAAP net income (loss) per diluted share	$(0.03)	$(0.04)	$0.08	$(0.20)
Settlement of litigation and related charges, net (1)	—	0.01	(0.01)	0.12
Change in fair value of warrants (2)	(0.01)	(0.02)	(0.05)	(0.03)
Non-Cash Compensation (3)	0.01	0.02	0.06	0.06
Gain on settlement of liabilities and other gains	—	—	—	(0.01)

Non-GAAP net income (loss) per diluted share	$(0.03)	$(0.03)	$0.08	$(0.06)

Shares used in GAAP and Non-GAAP per diluted share amounts	26,893,386	24,439,973	27,547,211	23,891,860

(1)	During the year ended October 31, 2007, we recorded charges totalling $2.8 million in connection with shares of common stock that we have agreed to issue in settlement of a class action securities litigation against the Company. The charges totalling $2.8 million represented the fair value, as of October 31, 2007, of the common stock expected to be distributed when the settlement becomes effective. The value of the shares to be issued in the settlement are revalued at each balance sheet date, and a corresponding charge or credit to earnings is recorded to earnings for the amount of the change. The value of the shares to be issued in the settlement was $2.8 million at October 31, 2007, and $2.5 million at October 31, 2008. Therefore, during the year ended October 31, 2008, we recorded a gain on litigation settlement of $0.3 million representing the decline in the value of the shares to be issued under the settlement, as if it occurred on October 31, 2008.

(2)	Represents the change in the fair value of warrants, classified as a liabilty. The fair value of the warrants is calculated at each balance sheet date with a corresponding charge or credit to earnings for the amount of the change in fair value.

(3)	Represents expenses recorded for stock compensation expense in accordance with SFAS 123R. The Company does not consider stock-based compensation charges when evaluating business performance and management does not consider stock-based compensation expense in evaluating its short and long-term operating plans.